Exhibit 16.1
March 6, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated March 3, 2025, of Silicon Laboratories Inc. and are in agreement with the statements contained in the first sentence of paragraph one insofar as it relates to the date of our dismissal, the remainder of paragraph one, and paragraphs two through four under (a) Dismissal of Independent Registered Public Accounting Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP